Exhibit 10.3

NON-EXCLUSIVE SUBLICENSE AGREEMENT

between

PANGEN1X

and

AviGenics Inc.

for

Viral Particles Having Altered Host Range (VSV) For Birds

1st Amendment, April 1, 2003

SUBLICENSE AGREEMENT

FOR

“VIRAL PARTICLES HAVING ALTERED HOST RANGE (VSV) FOR BIRDS”

THIS SUB-LICENSE AGREEMENT (the “Agreement”) is effective as of 5 December 2000 (the “Effective Date”) between PANGENIX, a California corporation having a place of business at 6505 El Camino del Teatro, La Jolla, CA 92037-6337 (“Pangenix”), as sublicensor, and AviGenics, Inc., a corporation having a place of business at 111 Riverbend Road, Athens, GA -30605.

BACKGROUND

A. Pangenix represents that it has exclusive rights under certain patents and patent applications to [***] pursuant to an agreement with The Regents of the University of California, dated April 24, 1996 and titled License Agreement For “Viral Particles Having Altered Host Range (VSV)” as amended on September 11, 1997 and April 15, 1999, (hereinafter referred to as the “Master License”), such rights being limited by third party rights set forth in Paragraph 1.1 of the Master License.

B. Pangenix has the right under the Master License to grant sublicenses.

C. Pangenix represents and assures to AviGenics that the Master License is in full force and effect, and that Pangenix has performed all actions and obligations set forth for Pangenix in the Master License to this date, and that Pangenix has received no notices from The Regents under the Master License identifying any non-performance, breach or default by Pangenix or termination or diminuation of the Master License.

D. AviGenics desires to obtain all the worldwide non-exclusive rights held by Pangenix in the Field.

NOW, THEREFORE, in consideration of the aforementioned premises and the following obligations, the parties agree:

1. DEFINITIONS.

1.1 Patent Rights means:

(a)	[***];

(b)	[***];

(c)	[***];

[***]	=	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

(d)	[***]

(e)	[***]; and

(f)	[***].

1.2 “Licensed Product” means any material that is produced using the Licensed Method, or that the use of which would constitute, but for the license granted to Pangenix under the Master License and to AviGenics under this Agreement, an infringement of any pending or issued claim within Patent Rights.

1.3 “Licensed Method” means any method the use of which would constitute, but for the license granted to Pangenix under the Master License and to AviGenics under this Agreement, an infringement of any pending or issued claim within Patent Rights.

1.4 “Net Sales” means the total of the gross invoice prices of Licensed Products sold by AviGenics, or an affiliate, or a sublicensee of AviGenics, less the sum of the following actual and customary deductions where applicable: cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales; transportation charges and allowances; credits, rebates, or repayments actually paid to customers because of rejections, debits, or returns or because of retroactive price reductions. For purposes of calculating Net Sales, transfer to an affiliate or sublicensee for end use by the affiliate or sublicensee will be treated as sales at list price.

1.5 “Affiliate” means any corporation or other business entity in which AviGenics owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors, or in which AviGenics is owned or controlled directly or indirectly by at least 50% of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least 50%, then an “Affiliate” includes any company in which AviGenics owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

1.6 “Field of Use” means [***].

1.7 “The Regents” means The Regents of the University of California.

1.8 “Master License” means the License Agreement for “Viral Particles Having Altered Host Range (VSV)” between The Regents and Pangenix, having an effective date of April 24, 1996 and all amendments thereto.

[***]	=	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

1.9 “Sublicense or Sub-Sublicense” shall mean any transfer of licensed Patent Rights in any form to a third party and shall be subject to the terms defined in Paragraph 6.1(b), but shall expressly exclude the sale, by AviGenics and any customer of AviGenics, of Licensed Products. Sublicensing terms shall not apply to Licensed Products or progeny of Licensed products generated through breeding programs.

2. GRANTS.

2.1 Subject to the limitations set forth in this Agreement and the Master License, Pangenix grants to AviGenics a world-wide license under Pangenix’s interest in Patent Rights to make, have made, use, and sell Licensed Products and to practice the Licensed Method in the Field of Use.

2.2 The license granted in Paragraph 2.1 is non-exclusive for the life of the Agreement.

2.3 The license granted in paragraph 2.1 is subject to all the applicable provisions of any license to the United States Government executed by The Regents and are subject to the overriding obligations to the U.S. Government under 35 U. S.C. 200-212 (Titled: Patent Rights In Inventions Made With Federal Assistance) and applicable regulations.

2.4 The license granted in Paragraph 2.1 is limited to methods and products that are within the Field of Use. For methods and products that are outside the Field of Use, AviGenics has no license.

2.5 The Regents have reserved the right to use the Inventions and associated technology for educational and research purposes pursuant to the provisions of the Master License.

2.6 Pangenix has transferred to AviGenics all unrestricted technology associated with or relating to the Patent Rights as known by Pangenix. Pangenix shall provide its full cooperation in transferring such technology to AviGenics, including providing copies of all documents in Pangenix’s possession and providing written reports of other information at AviGenics’ request and seeking information from third parties who may possess unrestricted technology. The transfer of materials shall include [***], including sequence and restriction enzyme maps, packaging cell lines based on the [***], and protocols for production, purification, and concentration of vector stocks. This obligation to transfer technology shall be ongoing during the term of this Agreement.

[***]	=	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

2.7 Pangenix shall promptly provide to AviGenics any notice which Pangenix receives from The Regents relating to the Master License. In the event Pangenix cannot reasonably cure or correct any notice of default received from The Regents pursuant to Article 11.1 of the Master License, upon request by AviGenics, Pangenix shall transfer and assign to AviGenics all its rights under the Master License to the extent Pangenix is entitled to transfer and assign rights and to the extent as may be permitted by The Regents for such rights as Pangenix is not entitled to transfer and assign.

3 SUBLICENSES

3.1 Pangenix also grants to AviGenics the unlimited right to issue sub-sublicenses to third parties to make, have made, use, and sell Licensed Products and to practice the Licensed Method in the Exclusive Field of Use, as long as AviGenics has current non-exclusive rights (as identified in Article 2 above) under this Agreement. Such sub-sublicenses may allow additional sublicenses to any extent at the discretion of AviGenics. To the extent applicable, sub-sublicenses must include all of the rights of and obligations due to The Regents (and, if applicable, the United States Government) as contained in the Master License.

3.2 AviGenics shall promptly provide Pangenix with a copy of each sub-sublicense issued; transfer to Pangenix a share of sublicensing income received from sub-sublicensees as required under Article 6.1(2) herein; and summarize and deliver all reports due Pangenix under this Agreement.

3.3 Upon termination of this Agreement, AviGenics shall assign all sub-sublicenses to Pangenix or The Regents as so advised, and Pangenix or The Regents shall accept assignment of the sublicenses, however, the obligation of The Regents to accept such assignments shall be limited to the extent that it may be inappropriate for The Regents to do so as a public entity, provided that The Regents will in no event be required to accept greater obligations or lesser rights than those set forth in The Master License.

4. PAYMENT TERMS

4.1 Paragraphs 1.1, 1.2 and 1.3 define Patent Rights, Licensed Products and Licensed Methods so that royalties are payable on products and methods covered by either pending patent applications or issued patents. Royalties will accrue in each country for the duration of Patent Rights in that country and are payable to Pangenix, in accordance with Paragraph 4.2, when

Licensed Products are invoiced, or if not invoiced, when delivered to a third party. Multiple royalties shall not be due for Licensed Products and Licensed Methods manufactured, sold, used or otherwise falling within Patent Rights in more than one country.

4.2 AviGenics shall pay earned royalties quarterly on or before February 28, May 31, August 31 and November 30 of each calendar year. Each payment will be for earned royalties accrued within the AviGenics’s most recently completed calendar quarter.

4.3 All monies due Pangenix must be paid in United States dollars. When Licensed Products are sold for monies other than United States dollars, AviGenics shall first determine the earned royalty in the currency of the country in which Licensed Products were sold and then convert the amount into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the calendar quarter for which the payment is due.

4.4 AviGenics shall not reduce royalties earned in a foreign country by any taxes, fees, or other charges imposed by that country’s government, except that payments made by AviGenics in fulfillment of Pangenix’s or The Regents’ tax liability in a foreign country are creditable against royalties earned in that country. AviGenics is responsible for all bank transfer charges.

4.5 If legal restrictions prevent the payment of royalties, AviGenics shall deposit the amount owed to Pangenix into an interest bearing account in the applicable country in the name of Pangenix until the restrictions are removed. However, if these restrictions persist for longer than a year, AviGenics shall calculate the amount owed in U.S. dollars and shall pay that amount and all subsequent royalties owed Pangenix from its U.S. source of funds.

4.6 If any patent or patent claim within Patent Rights lapses, is canceled, abandoned, is admitted to be invalid or unenforceable through reissue or disclaimer, or is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based on that patent or claim or any claim patentably indistinct therefrom ceases as of the date of such determination. AviGenics is not, however, relieved from paying any royalties that accrued before the final decision or that are based on another patent or claim not involved in such determination.

4.7 No royalties may be collected or paid on Licensed Products sold to the account of the U.S. Government, any agency thereof, state or domestic municipal government as provided for in the license to the Government.

4.8 If royalties or other amounts due hereunder are not received by Pangenix when due, AviGenics shall pay to Pangenix interest charges on the unpaid amount at a rate of [***] per annum. Interest is calculated from the date payment was due until actually received by Pangenix.

5 TECHNOLOGY FEE

5.1 AviGenics shall pay to Pangenix a technology transfer fee [***] within [***] days after this Agreement is signed by both parties. This fee is non-refundable, non-cancelable, and is not an advance against royalties.

6 EARNED ROYALTIES AND MINIMUM ANNUAL ROYALTIES

6.1 AviGenics shall pay earned royalties to Pangenix based on Net Sales of Licensed Products sold under the license granted herein at the royalty rates set forth below:

(a)	[***] of Net Sales of Licensed Product sold or otherwise transferred to a non-affiliate;

(b)	[***] of sub-sublicensing income

If AviGenics or a sublicensee of AviGenics needs a third party license to make, use, or sell Licensed Product or practice a Licensed Method, and such third party licenses have earned royalty obligations based on the sales of Licensed Products, the royalty rate set forth herein shall be reduced by one-half of any royalty due and paid under such third party licenses, but in no instance may the earned royalty due to Pangenix be [***].

6.2 AviGenics shall pay to Pangenix a minimum annual royalty in the amount of [***] each year during the term of this agreement. The minimum annual royalty is due at the beginning of each license year. Minimum annual royalties paid under this Paragraph will be credited against the earned royalty due for the calendar year for which the minimum payment was made (i.e. the anniversary of the Effective Date). The first annual royalty payment shall be due within [***] days after this Agreement is signed by both parties.

6.3 Only one royalty shall be due and payable to Pangenix for the manufacture, use and sale of a Licensed Product irrespective of the number of patents or claims thereof which cover the manufacture, use and sale of Licensed Product.

[***]	=	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

7.0 DUE DILIGENCE

7.1 AviGenics shall proceed with the development, manufacture and sale of Licensed Products in accordance with reasonable and prudent generally accepted business practices, and shall endeavor to market Licensed Products within a reasonable time after execution of this Agreement and in quantities sufficient to meet market demands.

7.2 Pangenix represents that it has satisfied the “commercial sales” requirements set forth in the Master License, section 7.2, and AviGenics shall not have to satisfy the commercial sales provision of such section 7.2 or any other commercial sales provision.

8. PROGRESS AND ROYALTY REPORTS

8.1 On the first anniversary of the Effective Date hereof and annually thereafter, AviGenics shall submit to Pangenix a progress report covering AviGenics’ (and any Affiliate’s or sublicensee’s) activities related to the development and testing of all Licensed Products. Following the first commercial sale of Product, AviGenics shall submit to Pangenix a progress report semi-annually thereafter. Progress reports must include: a summary of work completed, current schedule of anticipated events or milestones; and market plans for introduction of Licensed Products. Progress reports are required for each Licensed Product except for years when commercial sales of that Licensed Product occur in the United States.

8.2 AviGenics shall report to Pangenix the date of first commercial sale of a Licensed Product in each country. Each such first sale date shall be reported in the next required progress or royalty report.

8.3 After the first commercial sale of a Licensed Product anywhere in the world, AviGenics shall make quarterly royalty reports to Pangenix on or before each February 28, May 31, August 31 and November 30 of each year. Each royalty report will cover AviGenics’s most recently completed calendar quarter and will show (a) the gross sales and Net Sales of Licensed Products sold during the most recently completed calendar quarter; (b) the number of each type of Licensed Product sold; (c) the royalties, in U.S. dollars, payable with respect to sales of Licensed Products; (d) the method used to calculate the royalty; and (e) the exchange rates used.

8.4 If no sales are made during any reporting period, a statement to this effect is required.

9. BOOKS AND RECORDS

9.1 AviGenics shall keep accurate books and records showing all Licensed Products manufactured, used, and/or sold under the terms of this Agreement. Books and records must be preserved for at least three (3) years from the due date of the royalty payment to which they pertain.

9.2 AviGenics shall make its books and records open to inspection by representatives or agents of Pangenix, at reasonable times. Pangenix shall bear the fees and expenses of examination but if an error in royalties of more than five percent (5%) of the total royalties due for any year is discovered in any examination, then AviGenics shall bear the fees and expenses of that examination. AviGenics shall include substantially the same inspection rights in any sublicense it grants, in order to ensure accuracy of payments due hereunder.

10. LIFE OF THE AGREEMENT

10.1 This Agreement is in effect until expiration of the last-to-expire patent licensed under this Agreement. Notwithstanding the foregoing, the Agreement may be terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement.

10.2 Any termination of this Agreement does not affect the rights and obligations set forth in the following Articles:

Article 9	Books and Records

Article 13	Disposition of Licensed Products on Hand on Termination

Article 14	Use of Names and Trademarks

Article 19	Indemnification

Article 23	Failure to Perform

Article 28	Secrecy

11. TERMINATION BY PANGENIX

11.1 If AviGenics fails to perform or violates any material term of this Agreement, then Pangenix may give written notice of default (Notice of Default) to AviGenics. If AviGenics fails to cure the default within sixty (60) days of the effective date of Notice of Default, Pangenix may terminate this Agreement and its licenses by a second written notice, which is effective on the date the notice is deemed given under Article 20. If a Notice of Termination is sent to AviGenics, this Agreement automatically terminates on the effective date of that notice. Termination does not relieve AviGenics of its obligation to pay fees owing at the time of termination and does not impair any accrued right of Pangenix.

12. TERMINATION BY AviGenics

12.1 AviGenics may, at any time, terminate this Agreement in whole or as to any portion of the Patent Rights by giving notice in writing to Pangenix. Notice of termination is subject to Article 20 and termination of this Agreement is effective sixty (60) days from the effective date of notice.

12.2 Any termination under the above paragraph does not relieve AviGenics of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to Pangenix or anything done by AviGenics prior to the time termination becomes effective. Termination does not affect in any manner any rights of Pangenix arising under this Agreement prior to termination.

13. DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION

13.1 Upon termination of this Agreement AviGenics is entitled to dispose of all previously made or partially made Licensed Products, but no more, provided that the sale of those Licensed Products is subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of earned royalties.

13.2 If this Agreement is terminated by either party, Pangenix may require that AviGenics either destroy or return to Pangenix, all biological materials, if any, under AviGenics’s control at the time of termination. AviGenics shall comply with Pangenix’s requirement and shall return the biological materials or provide Pangenix with written assurance of their destruction, as appropriate, within thirty (30) days of the effective date of termination.

14. USE OF NAMES AND TRADEMARKS

14.1 Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by AviGenics of the name, “Pangenix” or “The Regents of the University of California” or the name of any campus of the University of California is prohibited without prior written consent by Pangenix or The Regents, as may be appropriate.

15. LIMITED WARRANTY

15.1 Pangenix warrants to AviGenics that it has the lawful right to grant this license.

15.2 This license and the associated Invention are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. PANGENIX MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

15.3 [***] IN NO EVENT WILL PANGENIX BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM THE EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION OR LICENSED PRODUCTS.

15.4 This Agreement does not:

(a) warrant or represent the validity or scope of any patent or patent application under Patent Rights;

(b) warrant or represent that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties;

(c) obligate Pangenix to bring or prosecute actions or suits against third parties for patent infringement;

(d) confer by implication, estoppel or otherwise any license or rights under any patents of Pangenix other than Patent Rights as defined in this Agreement, regardless of whether those patents are dominant or subordinate to Patent Rights.

16. PATENT PROSECUTION AND MAINTENANCE

16.1 Pangenix has paid and shall continue to pay all patent costs required and set forth in Article 16 of the Master License. Pangenix shall provide AviGenics with copies of all documentation relating to patents and patent applications within Patent Rights so that AviGenics may be informed of the continuing prosecution and AviGenics agrees to keep this documentation confidential. AviGenics does not assume any obligation to pay any patent costs set forth in Article 16 of the Master License.

16.2 Pangenix’s obligation to underwrite and to pay patent prosecution costs in accordance with the Master License will continue for so long as this Agreement remains in effect. In the event Pangenix elects to not pursue prosecution or maintenance or pay any patent prosecution or maintenance costs, Pangenix shall provide written notice of such election at least 45 days prior to the due date of such prosecution, maintenance or costs. AviGenics shall be entitled to take any such action in the place of Pangenix and any costs incurred or fees paid by AviGenics in such an event shall be a credit against future amounts due to Pangenix from AviGenics.

[***]	=	Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

16.3 AviGenics may file, prosecute or maintain patent applications as its own expense in any country in which Pangenix has not elected to file, prosecute, or maintain patent applications in accordance with this Article, and those applications and resultant patents will not be subject to this Agreement.

17. PATENT MARKING

17.1 AviGenics shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

18. PATENT INFRINGEMENT

18.1 AviGenics shall notify Pangenix if AviGenics learns of the infringement or potential infringement of any issued patent under Patent Rights where AviGenics has non-exclusive rights and where The Regents is sole assignee (e.g., U.S. Patents 5,512,427 and 5,670,350 and U.S. Patent Application Serial Nos. 08/484,952 and 08/484,965; and continuing applications thereof, as identified in Patent Rights). Neither party will notify a third party of such infringement without prior written consent of the other party, which consent will not be unreasonably denied and both parties shall cooperate with each other to terminate infringement without litigation.

18.2 If action taken by the parties under Paragraph 18.1 does not stop the infringement, AviGenics may ask Pangenix to take legal action against the infringement. Such request must be in writing and must include reasonable evidence of infringement and damages to AviGenics. Pangenix shall notify AviGenics within 100 days following the effective date of AviGenics’s request whether Pangenix chooses to:

(a)	commence suit on its own account; or

(b)	refuse to commence suit

If Pangenix does not provide such notice to AviGenics within the above-specified 100 days, Pangenix will be deemed to have refused to commence suit. AviGenics may thereafter sue for patent infringement, at its own expense, if and only if Pangenix elects not to sue and if the infringement occurred during the period and in a jurisdiction where AviGenics had non-exclusive rights under this Agreement. If, however, AviGenics sues under this Paragraph, Pangenix may thereafter join that suit at its own expense.

18.3 Legal action will be at the expense of the party bringing suit and all recoveries will belong to the party bringing suit, but legal action brought jointly by Pangenix and AviGenics and fully participated in by both will be at the joint expense of the parties and all recoveries will be shared equally by them after reimbursement of expenses.

18.4 Each party shall cooperate with the other in litigation proceedings but at the expense of the party bringing suit. Litigation will be controlled by the party bringing the suit. Each party may be represented by counsel of its choice at its expense in any suit brought by the other party.

18.5 With regard to the infringement of patents under Patent Rights not identified in Paragraph 18.1, AviGenics shall notify Pangenix if AviGenics learns of any substantial infringement.

19. INDEMNIFICATION

19.1 AviGenics shall indemnify, hold harmless and defend Pangenix and The Regents, its officers, employees, and agents; the sponsors of the research that led to the Invention; and the inventors of the patents and patent applications in Patent Rights and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification includes, but is not limited to, any product liability.

19.2 AviGenics, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain adequate product liability insurance to cover its activities under this Agreement.

19.3 If Pangenix intends to invoke the provisions of this Article in response to a claim or suit brought against it, Pangenix shall so notify AviGenics in writing. AviGenics shall keep Pangenix informed on a current basis of its defense of any claims under this Article.

20. NOTICES

20.1 Any notice or payment required to be given to either party is properly given and effective (a) on the date of delivery if delivered in person, (b) on the date of a confirmed facsimile transmission to the respective facsimile numbers listed below, or to another number as is designated by written notice given to the other party, or (c) five (5) days after mailing if mailed by first-class certified mail, postage paid, to the respective addresses given below, or to another address as is designated by written notice given to the other party.

In the case of Pangenix:		Pangenix
6505 El Camino del Teatro
La Jolla, CA 92037-6337
Fax: (619) 543-3546

In the case of The Regents:		The Regents of the University of California
Office of Technology Transfer
University of California
1111 Franklin Street, Fifth Floor
Oakland, California 94607-5200
	Attn:	Executive Director
Office of Research Administration and
Technology Transfer
Referring to: UC Case No. 90-265
Fax: (510) 587-6090

In the case of AviGenics:		Carl Marhaver
Chief Operating Officer, AviGenics Inc.
111 Riverbend Road
Athens, GA 30605
Fax: (706) 227-2180

21. ASSIGNABILITY

21.1 This Agreement may be assigned by either party with the prior written consent of the other party, which consent will not be unreasonably withheld. Also, either party may assign this Agreement and all its rights and obligations hereunder without such consent in connection with the transfer or sale of substantially all of its business, or in the event of its merger, consolidation, change in control, or similar transaction.

22. NO WAIVER

22.1 No waiver by either party of any default of this Agreement may be deemed a waiver of any subsequent or similar default.

23. FAILURE TO PERFORM

23.1 If either party finds it necessary to undertake legal action against the other on account of failure of performance due under this Agreement, then the prevailing party is entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

24. GOVERNING LAWS

24.1 This Agreement will be interpreted and construed in accordance with the laws of the State of California, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of the patent or patent application.

25. PREFERENCE FOR UNITED STATES INDUSTRY

25.1 AviGenics agrees to use reasonable efforts to cause Licensed Products sold in the U.S. (“U.S. Licensed Products”) to be manufactured substantially in the United States. However, if reasonable business practices suggest that U.S. Licensed Products should be manufactured elsewhere, AviGenics may have them manufactured in a country other than the United States. AviGenics’s reasonable business decision to manufacture U.S. Licensed Product outside the United States shall not be grounds to terminate this Agreement.

26. GOVERNMENT APPROVAL OR REGISTRATION

26.1 AviGenics shall notify Pangenix if it becomes aware that this Agreement is subject to any U.S. or foreign government reporting or approval requirement. AviGenics shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

27. EXPORT CONTROL LAWS

27.1 AviGenics shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

28. SECRECY

28.1 With regard to confidential information (“Data”), which must be in writing and marked at the top of each page thereof with the legend “CONFIDENTIAL” to be considered confidential information, received by either party from the other, recipient agrees:

(a) not to use the Data except for the sole purpose of performing under the terms of this Agreement;

(b) to safeguard Data against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

(c) not to disclose Data to others (except to its employees, agents or consultants who are bound to it by a like obligation of confidentiality) without the express written permission of the disclosing party; except that the recipient is not prevented from using or disclosing any of the Data that:

(i) it can demonstrate by written records was previously known to it;

(ii) is now, or becomes in the future, public knowledge other than through acts or omissions of the recipient; or

(iii) is lawfully obtained by the recipient from sources independent of the other party; or

(iv) is disclosed to another party by the disclosing party without an obligation of confidentiality similar to the obligation set forth in this provision; and

(d) that the secrecy obligations with respect to Data will continue for a period ending five (5) years from the termination date of this Agreement.

28.2 With regard to biological material received by AviGenics from Pangenix, if any, including any cell lines, vectors, plasmids, genetic material, derivatives, products progeny or material derived therefrom (“Biological Material”), AviGenics agrees:

(a) not to use Biological Material except for the sole purpose of performing under the terms of this Agreement;

(b) not to transfer Biological Material to others (except to its employees, agents or consultants who are bound to AviGenics by like obligations, conditioning and restricting access, use and continued use of Biological Material) without the express written permission of Pangenix, except that AviGenics is not prevented from transferring Biological Material that:

(i) becomes publicly available other than through acts or omissions of AviGenics, or

(ii) is lawfully obtained by AviGenics from sources independent of Pangenix;

(c) to safeguard Biological Material against disclosure and transmission to others with the same degree of care as it exercises with its own biological materials of a similar nature;

(d) to destroy all copies of Biological Material at the termination of this Agreement.

29. NEW DEVELOPMENTS

29.1 This Agreement provides no rights to developments, improvements or inventions not included in Patent Rights. Neither party has an obligation to disclose or grant rights to any such developments, improvements or inventions to the other party.

29.2 Pangenix agrees that it shall have no rights to any developments, improvements, inventions or other work product resulting from activities by any Pangenix employee or agent during the time that such employee or agent may be performing consulting work for AviGenics. Pangenix agrees to assign to AviGenics all rights which could be asserted by Pangenix to such work product created by Pangenix employees or agents. Dr. Jane Burns is specifically identified as a Pangenix employee.

30. MISCELLANEOUS

30.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

30.2 This Agreement is not binding on the parties until it has been signed below on behalf of each party. It is then effective as of the Effective Date.

30.3 No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.

30.4 This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

30.5 In case any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and this Agreement will be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

30.6 This Agreement is subject to the provisions of the Master License and shall be construed accordingly. This Agreement shall be deemed to provide all rights to AviGenics that are available to a sub-licensee under the Master License. AviGenics agrees to perform all activities, which are considered to be generally acceptable and reasonable and prudent business activities, to enable Pangenix to perform its obligations under the Master License, as those activities by AviGenics are reasonably necessary in accordance with the benefits received by AviGenics under this Agreement. The parties agree to amend any provision of this Agreement which is non-conforming to the Master License, including any amendment which may be reasonably required by The Regents to allow The Regents to accept assignment of this Agreement under Article 3.3 of the Master License.

Pangenix and AviGenics have executed this Agreement, in duplicate originals, by their respective and duly authorized officers.

PANGENIX		AviGenics Inc.

By:

	(Signature)	(Signature)

Name:		Name:

	(Please Print)	(Please Print)

Title:		Title:

Date:		Date: